Exhibit 10(o)

FIRST AMENDMENT TO

WENDY’S INTERNATIONAL, INC. 2003 STOCK INCENTIVE PLAN

WHEREAS, the shareholders of Wendy’s International, Inc. (the “Company”) approved the Wendy’s International, Inc. 2003 Stock Incentive Plan (the “Plan”) at the Annual Meeting of Shareholders on April 22, 2004; and

WHEREAS, the Governance Guidelines of the Board of Directors of the Company provide that the Board will consider annually the form and amount of compensation paid to non-employee directors; and

WHEREAS, pursuant to the Governance Guidelines, after consideration of general and specific demands of Board and committee service, Company performance, compensation amounts and trends among companies in the Fortune 500, the restaurant industry and other consumer products companies of comparable size to the Company, and competitive and other factors, and pursuant to Section 22 of the Plan, the Board of Directors has concluded it is appropriate to amend the Plan to revise the number of shares of formula restricted stock granted annually to each non-employee director from 1,375 to 2,040 shares.

NOW, THEREFORE, effective February 23, 2005, the Board of Directors of the Company amends the Plan as follows:

Section 5.1 of the Plan shall be deleted and replaced with the following:

5.1 Formula Restricted Stock Grants. Beginning in 2005, each Eligible Director shall be granted 2,040 Shares of Formula Restricted Stock under the Plan. Such Formula Restricted Stock shall be granted on the date on which the regularly scheduled Board meeting is held during the Company’s second fiscal quarter. In the event that an insufficient number of Shares remains available under the Plan for issuance to all Eligible Directors in a fiscal year, then unless the Plan is amended to provide additional Shares or the Company adopts another stock plan under which the Eligible Directors can participate, the Eligible Directors shall participate on a pro-rata basis.